Exhibit 11
                           FEDERATED SERVICES COMPANY
                            Federated Investors Tower
                       Pittsburgh, Pennsylvania 15222-3775


                                December 22, 1997

The Trustees of
Municipal Securities Income Trust
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

      Municipal Securities Income Trust, a Massachusetts business trust ("Trust"), proposes to issue shares of beneficial interest representing interests in a separate portfolio of securities known as Federated Pennsylvania Municipal Income Fund (such shares of beneficial interest being herein referred to as "Shares") in connection with the acquisition of the assets of the Federated Pennsylvania Intermediate Municipal Trust a portfolio of Intermediate Municipal Trust, pursuant to the Agreement and Plan of Reorganization dated December 22, 1997 ("Agreement"), filed as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 Number to be assigned) under the Securities Act of 1933 as amended ("N-14 Registration").

      As counsel, I have participated in the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Declaration of Trust dated August 6, 1990 ("Declaration of Trust"), the Bylaws of the Trust, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

      Based upon the foregoing, it is my opinion that:

      1. The Trust is duly organized an validly existing pursuant to the Declaration of Trust.

      2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article III, Section 3, of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      I consent to your filing this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                                    Very truly yours,

                                    FEDERATED SERVICES COMPANY


                                    BY:_/s/ Thomas J. Ward_______________
                                    TITLE:  Secretary